Exhibit 99.1


[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                                        Ameren Services
                                                        101 Madison/P.O. Box 780
                                                        Jefferson City, MO 65102

Contacts:


Media:                            Analysts:                    Investors:
Mike Cleary                       Bruce Steinke                Investor Services
(573) 681-7137                    (314) 554-2574               invest@ameren.com
mcleary@ameren.com                bsteinke@ameren.com

FOR IMMEDIATE RELEASE
---------------------

           AMERENUE SEEKS NATURAL GAS RATE INCREASE; PROPOSES PHASE-IN

                AND OTHER PROVISIONS TO MINIMIZE CUSTOMER IMPACT

     JEFFERSON CITY, MO., May 23, 2003--Citing significant investments in the energy infrastructure of its gas business and rising operating expenses, AmerenUE, an operating company of Ameren Corporation (NYSE:AEE), today filed a request with the Missouri Public Service Commission (PSC) for a phased-in $26.7 million increase in natural gas delivery rates for its approximately 111,000 Missouri gas customers. In the filing, AmerenUE notes that this would be only the third increase in the company's Missouri gas delivery rates since 1987. The request will not have any immediate effect on customers' gas bills, as it must first go through the process of PSC review and hearings.

     To minimize the impact on customers, AmerenUE is proposing to phase in the new rates over two years, with one half of the increase taking effect Dec. 1, 2003 and the other half taking effect Nov. 1, 2004. AmerenUE would also agree not to seek additional increases in gas delivery rates through Nov. 1, 2006--excluding any special provisions for the recovery of certain infrastructure costs that may be provided by law.

     The proposal also calls for the company to contribute $1.75 million to its Dollar More energy assistance program to help low-income customers pay their utility bills, with the first $1 million contribution set for Dec. 1, 2003 and $250,000 in each of the following three years. When coupled with the $9 million commitment to Dollar More that AmerenUE made as part of its electric rate case settlement in 2002, the company will have committed $10.75 million in new support for this important energy assistance program in the last year. AmerenUE notes that these contributions will not be recovered in its electric or natural gas rates.

                                    * more *
first add

     "Our innovative rate proposal mitigates the impact of increased rates on customers' bills, particularly low-income customers, while it permits timely recovery of critical energy infrastructure investments," says AmerenUE President and Chief Operating Officer Gary L. Rainwater. "This proposal balances the interests of all stakeholders and will ensure continued reliability and strong service to all of our natural gas customers."

     In the filing, the company is seeking to recover expenses associated with more than $50 million of investments in gas system improvements, including significant replacement of cast iron mains and unprotected steel service lines as well as costs for customer service system improvements that have been completed since the last rate case.

     Thomas R. Voss, AmerenUE senior vice president for Energy Delivery, says that since May 1, 2000, the company has replaced about 55 miles of old cast iron pipes and more than 3,000 service lines with modern, more durable polyethylene pipe, largely to comply with state regulations. "In addition, we have added about 142 miles of new gas mains and more than 7,000 service connections to accommodate new growth," Voss says. "AmerenUE customers are receiving the benefits of these expenditures, but our current rates do not reflect these higher costs."

     The requested rate change would result in an overall increase of about 9 percent in customers' natural gas costs beginning Dec. 1, 2003, and another 9 percent beginning Nov. 1, 2004. With the completion of this phase-in period, the net increase in an average monthly residential gas bill would be about $16.26, compared to current bills.

     This amount does not include any changes that may occur in the Purchased Gas Adjustment (PGA), which reflects the commodity cost of gas from the company's suppliers. Supplier costs are not regulated, and go up or down based on supply and demand without "mark-up" by AmerenUE.

     Gas delivery rates reflect the cost of constructing, operating and maintaining the company's natural gas system. These costs usually account for about a third of a typical residential customer's total gas bill, while the PGA accounts for the rest, excluding taxes.

                                    * more *
second add

     Changes in AmerenUE's Missouri PGA factor usually occur twice a year, while the company's gas delivery rates have not changed since Nov. 1, 2000.

     To help customers control their energy costs, Ameren provides a range of energy-saving tips on its Web site: www.ameren.com. AmerenUE also offers a Budget Billing Plan that enables customers to minimize the impact of rate changes and big seasonal changes in energy use by spreading their energy costs out over the entire year. Customers can sign up for Budget Billing through the Ameren Web site or by calling 1-800-55-ASK-UE (1-800-552-7583).

     AmerenUE is a subsidiary of St. Louis-based Ameren Corporation. Ameren companies serve 1.7 million electric customers and 500,000 natural gas customers in a 49,000-square-mile area of Missouri and Illinois.

                                     # # #

Forward-Looking Statements

Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, AmerenUE is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The factors, discussed elsewhere in this release and in AmerenUE's annual report on SEC Form 10-K for the fiscal year ended December 31, 2002, and subsequent securities filings, could cause results to differ materially from management expectations, as suggested by such "forward-looking" statements.